As filed with the Securities and Exchange Commission on November 15, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RADVIEW SOFTWARE LTD.

(Exact name of the Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

14 Hamelacha St., Park Afek
Rosh Haayin	48091
(Address of Principal Executive Offices)	(Zip Code)

RadView Software Ltd. Key Employee Share Incentive Plan (1996)
RadView Software Ltd. United States Share Incentive Plan (2000)
(Full title of the Plans)

RadView Software Ltd.
14 Hamelacha St., Park Afek
Rosh Haayin 48091
Israel

RadView Software Inc.
7 New England Executive Park
Burlington, Massachusetts 01803
(781) 238-1111
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Copy to:

Brian Brodrick, Esq.	Shlomo Landress, Adv.
Phillips Nizer LLP	Amit, Pollak, Matalon & Co.
666 Fifth Avenue	NYP Tower, 19th Floor
New York, New York 10103	17 Yitzhak Sadeh St.
(212) 841-0700	Tel Aviv, 67775, Israel
972-3-561-5268

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Per Share(2)	Proposed Maximum Price Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value NIS 0.01 per share	5,000,000 Ordinary Shares	$0.07	$350,000	$37.45

(1)          This Registration Statement relates to an additional 4,000,000 Ordinary Shares to be granted under the Company’s Key Employee Share Incentive Plan (1996) and an additional 1,000,000 Ordinary Shares to be granted under the Company’s United States Share Incentive Plan (2000), plus such additional indeterminable number of shares as may be required pursuant to these plans in the event of a stock dividend, stock split, recapitalization or other similar change in the ordinary shares.

(2)          Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, such computation is based on $0.07 per share (the average of the high and the low prices of the Company’s ordinary shares as reported on the National Association of Securities Dealers Automated Quotation system on November 10, 2006).

THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM THE OBLIGATION TO PUBLISH THIS FORM S-8 IN THE MANNER REQUIRED FOR THE PUBLICATION OF A PROSPECTUS PURSUANT TO THE PREVAILING LAWS OF THE STATE OF ISRAEL. NOTHING IN SUCH EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATION OR APPROVAL OF THE RELIABILITY OR ACCURACY OF THE MATTERS CONTAINED IN THIS FORM S-8 OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS FORM S-8.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers an additional 4,000,000 Ordinary Shares of RadView Software Ltd. to be granted under the Company’s Key Employee Share Incentive Plan (1996) and an additional 1,000,000 Ordinary Shares of RadView Software Ltd. to be granted under the Company’s United States Share Incentive Plan (2000). The contents of the Company’s Registration Statement on Form S-8 relating to these plans (Registration No. 333-67086 filed with the Securities and Exchange Commission on August 8, 2001) are hereby incorporated by reference.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Consistent with the provisions of the Israeli Companies Law, 1999 (the “Companies Law”), the Articles of Association of the Company (the “Articles”) include provisions permitting the Company to procure insurance coverage for its “office holders”, exempt them from certain liabilities and indemnify them, to the maximum extent permitted by law. An “office holder” is defined in the Companies Law and the Articles as a director, managing director, chief business manager, executive vice president, vice president, other manager reporting directly to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person’s title.

INSURANCE

Under the Companies Law, a company may obtain insurance for any of its office holders for: (i) a breach of his duty of care to the company or to another person; (ii) a breach of his duty of loyalty to the company provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; or (iii) a financial liability imposed upon him in favor of another person concerning an act preformed by him in his capacity as an office holder. The Company has obtained directors’ and officers’ liability insurance covering its officers and directors.

INDEMNIFICATION

The Companies Law provides that a company may indemnify an officer holder against: (i) a financial liability imposed on him in favor of another person by any judgment concerning an act preformed in his capacity as an office holder; (ii) reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court relating to an act preformed in his capacity as an office holder in connection with: (a) proceedings the company institutes against him or instituted on its behalf or by another person; (b) a criminal charge from which he was acquitted; (c) a criminal charge in which he was convicted for a criminal offence that does not require proof of criminal intent; and (d) an investigation or a proceeding instituted against him by an authority competent to administrate such an investigation or proceeding that ended without the filing of an indictment against the office holder and, either without any financial obligation imposed on the office holder in lieu of criminal proceedings; or with financial obligation imposed on him in lieu of criminal proceedings, in a crime which does not require proof of criminal intent.

The Company’s Articles authorize the Company to indemnify its office holders to the fullest extent permitted under the law. The Companies Law also authorizes a company to undertake in advance to indemnify an office holder with respect to events specified above, provided that, with respect to indemnification under sub-section (i) above, the undertaking: (a) is limited to events which the board of directors determines can be anticipated, based on the activity of the Company at the time the undertaking is given; (b) is limited in amount or criteria determined by the board of directors to be reasonable for the circumstances; and (c) specifies the abovementioned events, amounts or criteria. The Company has entered into indemnification agreements with its directors and officers.

EXEMPTION

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care, provided that in no event shall the office holder be exempt from any liability for damages caused as a result of a breach of his duty of care to the company in the event of a “distribution” (as defined in the Companies Law). The Articles authorize the Company to exempt any office holder from liability to the Company to the extent permitted by law. Both the Companies Law and the Articles provide that the Company may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for liability incurred as a result of any of the following: (a) a breach by the office holder of his duty of loyalty (however, the Company may insure and indemnify against such breach if the office holder acted in good faith and had a reasonable basis to assume that the act would not harm the Company); (b) a breach by the office holder of his duty of care if the breach was done intentionally or recklessly, unless made in negligence only; (c) any act done with the intent to derive an illegal personal benefit; or (d) any fine or monetary penalty levied against the office holder.

THE FOLLOWING EXHIBITS ARE FILED HEREWITH:

Exhibit No.	Description
5	Opinion of Amit, Pollak, Matalon & Co., as to legality of shares being registered
23.1	Consent of Amit, Pollak, Matalon & Co. (included in opinion of counsel filed as Exhibit 5).
23.2	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global
24	Powers of Attorney – included on the signature page of this Registration Statement;

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh Haayin, Israel on the 15th day of November, 2006.

RADVIEW SOFTWARE LTD.

By:	/s/ Limor Stoller
Limor Stoller
Vice-President of Finance

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Mr. Yochai Hacohen or Ms. Limor Stoller is true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all future amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jaron Lotan	Chairman of the Board of Directors	November 13, 2006
Jaron Lotan

/s/ Yochai Hacohen	Chief Executive Officer and Director	November 15, 2006
Yochai Hacohen	(Principal Executive Officer)

/s/ Limor Stoller	Vice-President of Finance	November 15, 2006
Limor Stoller	(Principal Financial and Accounting Officer)

/s/ Ilan Kinreich	Director	November 15, 2006
Ilan Kinreich

/s/ Eli Blatt	Director	November 15, 2006
Eli Blatt

Director
Shai Beilis

/s/ David Assia	Director	November 15, 2006
David Assia

/s/ Hanna Lerman	Director	November 15, 2006
Hanna Lerman

Authorized Representative in the U.S.:

RadView Software Inc.

By:	/s/ Keith Bard
Name:	Keith Bard
Title:	Controller
Date:	November 14, 2006